Exhibit 21.1
SUBSIDIARIES

Jurisdiction Of
Name	Organization
Clare Canada, Ltd.	Canada
Clare Capital, Inc.	Delaware
Clare Components, Inc.	Delaware
Clare Electronics, Inc.	Delaware
Clare France S.A.R.L.	France
Clare, Inc.	Massachusetts
Clare Instruments, Inc.	Delaware
Clare Micronix Integrated Systems, Inc.	California
Clare N.V.	Belgium
Clare Services, Inc.	Delaware
Clare Systems, Inc.	Delaware
Clare Technologies, Inc.	Delaware
Clare Technologies (Taiwan), Inc.	Taiwan
C.P. Clare Electronics GmbH	Germany
C.P. Clare Foreign Sales Corporation	Delaware
C.P. Clare International N.V.	Netherlands
C.P. Clare Mexicana S.A. de C.V.	Mexico
Directed Energy, Inc.	Colorado
IXYS Berlin GmbH	Germany
IXYS Buckeye, LLC	Delaware
IXYS Caymans L.P.	Cayman Islands B.W.I.
IXYS CH GmbH	Switzerland
IXYS Holdings Ltd.	United Kingdom
IXYS Korea Ltd.	South Korea
IXYS Semiconductor, B.V.	Netherlands
IXYS Semiconductor GmbH	Germany
IXYS Semiconductor, Ltd.	South Korea
IXYS UK Ltd.	United Kingdom
IXYS Unterstuetzungseinrichtung GmbH	Germany
IXYS USA, Inc.	Delaware
Microwave Technology, Inc.	California
Westcode Industries Ltd.	United Kingdom
Westcode Semiconductors, Inc.	California
Westcode Semiconductors, Ltd.	United Kingdom